EXHIBIT 10.64

As of February 19, 2003

TO:    Purchasers of Units (each a “Lender” and collectively the “Lenders”) consisting of $7,020,000 principal amount of 15% Senior Secured Notes of World Wireless Communications, Inc. (the “Company”).

Re:    Amendment of Agreements

Gentlemen:

Reference is made to the Loan Agreement between the Lenders and the Company dated as of May 17, 2001, as amended on August 7, 2001, effective as of May 17, 2001 (the “Agreement”), including each note issued pursuant thereto, which totaled $7,020,000 in principal amount as of February 19, 2003 (individually a “Note” and collectively the “Notes”), each warrant issued pursuant thereto (individually a “Warrant” and collectively the “Warrants”) and the Amended and Restated Pledge/Security Agreement related thereto.

For good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby acknowledged by the Lenders, and as an additional inducement for the Company to close its offering of units of its Senior Preferred Stock pursuant to the Confidential Private Placement Memorandum covering such offering, the Company and each Lender agree as follows:

1.	Immediately after the execution and the delivery of this Agreement, the Borrower shall pay Lancer Offshore, Inc. and Lancer Partners L.P. the aggregate sum of $1,400,000, in full payment of the Notes totaling $2,400,000 in principal amount, which Notes are identified in Exhibit A attached hereto, and of such amount, the sum of $1,165,669 shall be paid to Lancer Offshore, Inc. and the sum of $234,331 shall be paid to Lancer Partners, L.P., and such creditors shall deliver the cancelled Notes to Borrower upon the receipt of such payment or within three business days thereafter.

2.	Immediately after the execution and the delivery of this Agreement, the Borrower shall pay Lancer Offshore, Inc. and Lancer Partners L.P. the sum of $100,000 in full payment of all interest accrued on the Notes (which totaled approximately $1,140,177 immediately prior to the payment described in this Section 2 hereof), and of such amount, the sum of $81,126 shall be paid to Lancer Offshore, Inc. and the sum of $18,874 shall be paid to Lancer Partners L.P.

3.	Section 1 of each Note shall be amended to read as follows, effective as of February 19, 2003:

“Amount; Maturity.    FOR VALUE RECEIVED, the undersigned, World Wireless Communications, Inc. (the “Maker” or the “Company”), promises to pay to the order of [Lancer Offshore, Inc.] [Lancer Partners L.P.] (the “Holder”), the principal sum of [applicable principal amount outstanding on each Note (                 ($                ))] without interest on and after February 19, 2003, which principal sum shall mature on June 30, 2005.”

4.	Section 3 of each Note shall be amended to read as follows, effective as of February 19, 2003:

“Conversion.    Notwithstanding anything contained in this Note to the contrary, the loan evidenced by this Note shall be mandatorily converted into shares of the Maker’s Common Stock at the rate of one share of Common Stock for each $0.50 of principal amount of debt, including interest (the “Conversion Rate”) (subject to adjustment for stock dividends, stock splits and reverse stock splits, if any and as otherwise provided in Section 13 hereof) immediately upon (i) the approval of such mandatory conversion by the Maker’s shareholders at a meeting of shareholders and (ii) the receipt by the Maker of $4,620,000 in equity (other than that raised pursuant to the Confidential Private Placement Memorandum of the Maker dated February 10, 2003) from persons other than Michael Lauer and his affiliates, including, without limitation, Lancer Offshore, Inc., Lancer Partners L.P. and the Orbiter Fund Ltd., on or before June 30, 2005.”

5.	(a) Section 13(a) of each Note shall be amended to read as follows, effective as of February 19, 2003:

“13.	Adjustment for Issue or Sale of Common Stock at Less than the Conversion Rate in Effect.

(a) General.    If the Company shall, at any time or from time to time, issue any additional shares of Common Stock (other than shares of Common Stock excepted from the provisions of this Section 13 by Section 13(d)) for a Net Consideration Per Share less than $0.50 per share during the one-year period ending on the date of the receipt of the last loan made to the Maker by Lancer Offshore, Inc. or Lancer Partners L.P. under the Amended and Restated Loan Agreement with the Maker dated May 17, 2001, as amended, then, and in each such case:

(i) the Conversion Rate shall be lowered to an amount determined by multiplying such Conversion Rate then in effect by a fraction:

(A) the numerator of which shall be (a) the number of shares of Common Stock outstanding (excluding treasury shares, but including for this purpose shares of Common Stock issuable upon the conversion of the Note or Notes then outstanding) immediately prior to the issuance of such additional shares of Common Stock, plus (b) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Company for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Rate in effect immediately prior to such issuance, and

(B) the denominator of which shall be (a) the number of shares of Common Stock outstanding (excluding treasury shares, but including for this purpose shares of Common Stock issuable upon the conversion of the Note or Notes then outstanding) immediately prior to the issuance of such additional shares of Common Stock, plus (b) the number of such additional shares of Common Stock so issued; and

(ii) the Holder of this Note shall thereafter, on the conversion hereof as provided in Section 3, be entitled to receive the number of shares of Common Stock determined by multiplying the number of shares of Common Stock which would otherwise (but for the provisions of this Section 13(a)) be issuable on such exercise by the fraction of which (i) the numerator is the Conversion Rate which would otherwise (but for the provisions of this Section 13 (a)) be in effect, and (ii) the denominator is the Conversion Rate in effect on the date of such exercise.”

(b) Section 13(d) of each Note shall be amended to read as follows, effective as of February 19, 2003:

“(d) Excluded Shares.    Section 13 shall not apply to the (i) issuance of up to 3,200,000 shares of Common Stock, or options therefor, to directors, officers, employees, advisors and consultants of the Company on and after the date of the issuance of this Note pursuant to any stock option, stock purchase, stock ownership or compensation plan approved by the compensation committee of the Company’s Board of Directors, (ii) issuance of shares of Common Stock upon the exercise of all options and warrants to purchase Common Stock outstanding as of the date of the issuance of this Note or upon conversion of debt outstanding as of such date, or (iii) except in the case of the issuance of shares of Common Stock (or securities of any kind convertible into such shares) at a price of less than $0.50 per share during the one-year period ending on the date of the receipt of the last loan made to the Maker by Lancer Offshore, Inc. or Lancer Partners L.P. under the Amended and Restated Loan Agreement with the Maker dated May 17, 2001, as amended (other than any such shares or securities issuable pursuant to the Confidential Private Placement Memorandum dated February 10, 2003, including, without limitation, for any legal or success fee), the issuance of shares of Common Stock (or securities of any kind convertible into such shares) pursuant to any offering of securities of the Company, from time to time, on or before June 30, 2005, to raise up to a total of $35,000,000 of gross proceeds pursuant to any private placement or public offering transaction or transactions, or both.”

6.	Each Warrant shall be amended to change the date now appearing appearing in Section 5.4 from December 31, 2003 to “June 30, 2005” with the same force and effect as if originally set forth therein, effective as of February 19, 2003. Warrant T-9 issued to Capital Research Ltd. shall be amended identically as provided in Exhibit B attached hereto.

7.	Section 1.1(a) of the Loan Agreement shall be amended to read as follows, effective as of February 19, 2003:

“(a) Simultaneously with the execution and the delivery of this Agreement, Lancer Offshore, Inc. agrees to lend to Borrower the aggregate sum of $2,250,000, of which (i) the sum of $1,125,000 shall be paid to Borrower upon the execution and the delivery of this Agreement and (ii) the sum of $1,125,000 shall be paid to Borrower on July 15, 2001, provided that Borrower has raised the sum of $2,000,000 in equity from persons other than Michael Lauer and his affiliates, including, without limitation, Lancer Offshore Inc., Lancer Partners, L.P., and The Orbiter Fund Ltd. (such loan, together with any other amounts loaned pursuant to this Agreement by any Lender from time to time, including that specified in Section 1.1 (b) hereof, with the consent of the parties hereto, up to a total sum of $7,020,000, shall be referred to collectively as the “Loan”). The Loan shall be used solely by Borrower in the operation of its business as determined by the President of Borrower, subject to supervision thereof by Board of Directors of Borrower. As of April 25, 2002, Lancer Offshore, Inc. loaned the Borrower the principal amount of $4,335,000 and, as of February 6, 2003, loaned Borrower the principal amount of $5,820,000. The Loan shall be repaid on June 30, 2005 unless it is mandatorily converted into shares of Borrower’s Common Stock on or before that date as provided in Section 1.5 hereof.”

8.	Section 1.1(b) of the Loan Agreement shall be amended to read as follows, effective as of February 19, 2003:

“(b) On August 7, 2001 Lancer Partners L.P. agrees to lend to Borrower the aggregate sum of $875,000, of which (i) the sum of $350,000 shall be paid to Borrower on August 7, 2001 and (ii) the sums of $275,000 shall be paid to Borrower on or about September 15, 2001, (but no later than September 20, 2001), and $250,000 on or about October 15, 2001 (but no later than October 20, 2001), or such other amount mutually agreed to by the parties hereto, provided that Borrower has raised the sum of $1,500,000 in equity from persons other than Michael Lauer and his affiliates, including, without limitation, Lancer Offshore Inc., Lancer Partners, L.P., and The Orbiter Fund Ltd, on or before October 15, 2001 The Loan shall be used solely by Borrower in the operation of its business as determined by the President of Borrower, subject to supervision thereof by the Board of Directors of Borrower. The initial $350,000 principal amount of the Loan shall be repaid on June 30, 2005, and the subsequent tranches of $275,000 and $250,000, or additional amounts, of the Loan if and when made shall be repaid on June 30, 2005, unless such amounts are mandatorily converted into shares of Borrower’s Common Stock on or before that date as provided in Section 1.5 hereof. As of December 31, 2002, Lancer Partners L.P. loaned the Borrower the principal amount of $1,200,000.”

9.	Section 1.5 of the Loan Agreement shall be amended to read as follows, effective as of February 19, 2003:

“(a) Notwithstanding anything contained in this Agreement to the contrary, the Loan shall be mandatorily converted into shares of the Common Stock of Borrower at the rate of one share per each $0.50 principal amount of debt, including interest (subject to adjustment for stock dividends, stock splits and reverse stock splits, if any) immediately upon (i) the approval of such conversion by Borrower’s shareholders at a meeting of shareholders held for such purpose (among other purposes) and (ii) Borrower’s receipt of $4,620,000 in equity (other than that raised pursuant to the Confidential Private Placement Memorandum of the Borrower dated February 10, 2003) from persons other than Michael Lauer and his affiliates, including, without limitation, Lancer Offshore, Inc., Lancer Partners L.P. and The Orbiter Fund Ltd., on or before June 30, 2005.”

10.	Section 5.6(b) of the Amended and Restated Pledge/Security Agreement shall be amended to read as follows, effective as of February 19, 2003:

“Section 5.6 Additional Remedies upon Default.    Notwithstanding anything contained in this Agreement to the contrary, if Pledgor defaults in the payment of principal or interest on any Note at the maturity date of any Note, in addition to any interest rate penalty provided in the Note:…

(b) Pledgee shall have the right to convert the full amount of the Pledgee’s interest in the Obligations hereunder and under the Notes into shares of common stock of Pledgor at the rate of one share for each $0.50 of the amount of the Obligations (with any fraction rounded up to the next whole share) in full satisfaction of all of Pledgee’s interest in the Obligations hereunder and Pledgor’s obligations under the Obligations and the Notes in full by sending Pledgor written notice to such effect within 30 days after the maturity date.”

11.	As further consideration for the Borrower’s agreement to its making of payments totaling $1,500,000 hereunder, the Lenders agree to surrender 5,000,000 shares issuable to them for the extension of the maturity date of the Notes from June 30, 2002 until September 30, 2002, such surrender to be divided pro rata between each of the Lenders based on their respective share of the total loans of $7,020,000 made to the Borrower as of February 6, 2003, which surrender shall be effective as of February 19, 2003, thereby leaving the Lenders with the total of 12,800,000 shares issuable for all prior extensions of the maturity dates of the Notes in accordance with the original terms thereof, except as modified herein.

12.	A new Section 4.11 shall be added to the Loan Agreement to read as follows, effective as of February 19, 2003:

“4.11 Additional Vote for Stockholder Approval.    Lancer Offshore, Inc. and Lancer Partners L.P. unconditionally agree to vote all of the shares of the Common Stock of Borrower owned of record or beneficially by each of them, and to cause Michael Lauer and The Orbiter Fund Ltd. and any of Michael Lauer’s affiliates to vote all of the shares of Common Stock of Borrower owned of record or beneficially by each of them, at the next special or annual meeting of the stockholders of Borrower, or in a majority vote of such stockholders in writing, to approve (i) the mandatory conversion of all of the shares of Senior Preferred Stock issued by Borrower pursuant to the Confidential Private Placement Memorandum dated February 10, 2003 into shares of the Common Stock of Borrower and (ii) the issuance of such shares of Common Stock of Borrower pursuant to such mandatory conversion or otherwise.”

In consideration of the foregoing, each Lender unconditionally acknowledges that the Company is not in default under the Loan Agreement, any of the Notes or any other agreement which is a part of the Loan Agreement.

Except as amended as set forth herein, the Agreement, including, without limitation, the Amended and Restated Pledge/Security Agreement, shall continue in full force and effect in accordance with its terms.

If this letter accurately sets forth our understanding, please sign your name below and return your signed original to us immediately.

Very truly yours, WORLD WIRELESS COMMUNICATIONS, INC.

		By:	/s/ David D. Singer
David D. Singer, President

LANCER PARTNERS L.P.		LANCER OFFSHORE, INC.

By:	/s/ Michael Lauer	By:	/s/ Michael Lauer
	Michael Lauer, Manager		Michael Lauer, Manager